EXHIBIT 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Hi-Rise Recycling Systems, Inc. on Form S-3 of our report dated February 20, 1998, except as to the information in the second paragraph of Note 15, for which the date is March 10, 1998, on our audits of the consolidated financial statements of Hi-Rise Recycling Systems, Inc. as of December 31, 1997 and 1996, and for the years then ended, which report is included in this Annual Report on Form 10-KSB.


COOPERS & LYBRAND L.L.P.



Miami, Florida
March 31, 1998